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Exhibit 21.1

Subsidiaries of
Tranzyme, Inc.

Name of Subsidiary	Jurisdiction of Organization
Direct Subsidiary:
Tranzyme Holdings ULC	Nova Scotia
Indirect Subsidiary:
Tranzyme Pharma Inc.	Canada

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  Exhibit 21.1